EXHIBIT 10.26

Mr. Michael T. Morefield
6836 Bantry Court
Darien, IL 60561

Dear Mike:

     This letter will set forth the principal terms of the employment agreement between you and Portola Packaging, Inc. (the “Company”). If you agree, please sign a copy of this letter in the space provided below and return it to me.

1.   The Company is hereby employing you, and you are agreeing to accept employment with the Company as its Senior Vice President and Chief Financial Officer on the terms and conditions set forth in this letter. Your employment hereunder will commence as of the date set forth by your name below and will continue at will.

2.   You will be employed on a full-time basis, and you will be expected to perform services for the Company under its direction.

3.   Your starting salary will be Two Hundred Ten Thousand Dollars ($210,000.00) per annum (the “Base Salary”). The Company will also reimburse you for reasonable out-of-pocket expenses you incur in performing your duties.

4.   You will also be eligible to receive an annual bonus of up to thirty percent of your base salary, contingent on your performance and the attainment by the Company of business goals as provided in the Company’s executive bonus plan in effect from time to time and as prescribed by the Board of Directors. Depending on your performance and what might be provided in the Company’s executive bonus plan from time to time, the bonus may exceed thirty percent.

5.   You will be entitled to additional compensation during the Employment Term as follows:

          a.  Management will recommend to the Company’s Compensation Committee that you be granted options for 50,000 shares of the Company’s Common Stock under the Company’s current stock option plan. Such options will vest at the rate of twenty percent per year and will be fully vested in five years. Service for vesting will commence as of October 4, 2004. All options will vest upon a change of control of the Company as defined in the Company’s standard option agreement.

          b.  While we anticipate a sustained and successful relationship, should your employment be terminated by the Company during the first year other than for cause you will receive a lump sum severance payment equal to fifty percent of your Base Salary. Should your employment be terminated by the Company at any time after the first year other than for cause you will receive a lump sum severance payment equal to your Base Salary. In either case, your benefits will continue to be provided for the period of time represented by the severance amount. If you terminate your employment for your own convenience at any time after the date of this agreement, the Company will not be obligated to pay you any amount for severance, and all benefits will cease. “Cause” for this purpose shall mean (A) a material breach of this Agreement by you, but not through bad judgment or negligence, (B) an act or acts of dishonesty on your part resulting or intending to result directly or indirectly in gain or personal enrichment to which you were not legally entitled at the expense of the Company, (C) your habitual neglect of duties you are required to perform under this Agreement or (D) your committing fraud against the Company.

6.   Your employment with the Company is terminable at will and may be terminated by the Company for any reason at any time. Further, your employment will terminate immediately should you die during employment. In such event, the Company will pay the compensation earned by you before death but not yet paid to you to your estate.

7.   You will be eligible for all Portola’s benefits as described in the packet you have received from the undersigned.

8.   The following provisions shall apply in respect of the Company’s confidential information:

          a.  In connection with and in consideration for your employment as a key employee of the Company, you hereby confirm that the Company, together with any subsidiary it might have, may, from time to time, be required to enforce its rights to restrict dissemination of confidential information belonging to it by persons who are its employee or who have left its employ. You hereby confirm your fiduciary relationship between yourself and the Company and further acknowledge that the Company is required to protect trade secrets and other confidential information.

          b.  You further understand and agree that information is a trade secret or confidential information of the Company, and is proprietary to the Company, if it is (1) generated by the Company or for the Company through the exertion of effort or time for which it has paid, or committed expenditure of, its money, (2) protected as to secrecy by the Company, (3) not generally known in the industry and (4) has value in that it is or may give the Company competitive advantage. Also, you understand and agree that if the first knowledge of any information has come to you as an employee of the Company, and if this information is not generally known in the industry, that information is a trade secret or confidential information.

          c.  You acknowledge that the Company’s trade secrets and confidential information include but are not limited to customer lists and information concerning customers’ or clients’ products, requirements or financial information.

          d.  You agree that you will not use or divulge any trade secrets or confidential information of the Company for or on behalf of any other person, including but not limited to any present or future competitor of the Company, that you will use all such information only in connection with the performance of your duties for the

Company and will not use such trade secrets and confidential information for the purpose of competing with or aiding another person or party to compete with the Company at any time during or after your employment with the Company. Nothing in this Section shall be deemed to contravene or be in derogation of any other existing shopright, patent disclosure or any other similar agreement that you have entered into with the Company in the past or that may be or come into effect between you and the Company or any of its predecessors in interest or that you may enter into with the Company in the future. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed under any circumstances from the premises where the work of the Company is being carried on without prior written consent of the Company.

          e.  For so long as you remain employed by the Company, you agree that you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director, or in any other individual or representative capacity, engage or participate in any business in which the Company from may engage from time to time. You are not, however, prohibited from owning or purchasing any corporate securities which are publicly traded.

You will be required in due course to enter into other agreements affecting confidential information, inventions and the like that are standard for all executives of the Company.

9.   The provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of both you and the Company. You can not, however, assign any of your rights or obligations hereunder except with the prior written consent of the Company.

10.   All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given on the date of delivery if delivered personally, or immediately upon mailing, if mailed, to the party to whom notice is to be given by first class mail, with all postage and other charges fully prepaid, and properly addressed to the other party at its respective address appearing above or on the signature page of this Agreement. An address may be changed by the appropriate party’s giving notice of such change of address to the other party.

11.   This Agreement shall be construed in accordance with and governed by the laws of the State of California. If any term of this Agreement or application thereof shall be invalid or unenforceable the remainder of this Agreement shall remain in full force and effect. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary and appropriate to carry out the provisions of this Agreement.

12.   This Agreement constitutes the full and complete understanding and agreement between you and the Company and supersedes all prior understandings, contracts and agreements except as expressly stated above. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by both you and the Company.

Thank you for joining Portola. We look forward to working with you for our mutual benefit.

Very truly yours, PORTOLA PACKAGING, INC.

Jack Watts Chairman & CEO

Signed and Agreed: /s/ Jack Watts	Date: October 4, 2004